November 12, 2009
Board of Directors
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as special counsel to Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 dated November 12, 2009 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) with respect to the issuance and sale by the Company of 7,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance from time to time by the Company under the Second Amended and Restated 2006 Incentive Plan (the “Plan”).
     We are furnishing this opinion letter to you in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement, along with the form of prospectus relating thereto; (ii) the Company’s amended and restated certificate of incorporation, as amended to date; (iii) the Company’s second amended and restated by-laws; and (iv) certain resolutions adopted by the Board of Directors of the Company certified to us to be true and correct by the Secretary of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

Allis-Chalmers Energy Inc.
November 12, 2009

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when certificates representing the Shares have been delivered to and paid for by participants in the Plan at a price per share not less than the per share par value of the Common Stock, pursuant to and in accordance with the provisions of the award agreements duly authorized under the Plan, the Shares will have been duly authorized and validly issued, fully paid and non-assessable.
     We do not express any opinion as to any laws other than the Delaware General Corporation Law.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.
Very truly yours,

/s/ Andrews Kurth LLP